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                                                                 Exhibit 10.2(c)


                              CONSULTING AGREEMENT


This Consulting Agreement is entered into by and between Michael Baker Corporation, a Pennsylvania corporation (the "Corporation") and Richard L. Shaw, an individual (the "Executive"), effective April 25, 2001.

     WHEREAS, the Corporation and the Executive entered into an Employment Agreement dated April 12, 1988 and subsequently amended the Employment Agreement by Supplemental Agreement No. 1 dated March 17, 1992, Supplemental Agreement No. 2 dated October 1, 1994, Supplemental Agreement No. 3 dated June 1, 1995, Supplemental Agreement No. 4 dated March 1, 1998, and Supplemental Agreement No. 5 dated September 7, 1999 (hereinafter collectively the "Agreement"); and

     WHEREAS, at a Special Meeting of the Board of Directors on April 24, 2001, the Executive retired from the position of Chief Executive Officer of the Corporation, and the Board of Directors elected Donald P. Fusilli, Jr. to succeed the Executive in such position, both actions to take effect on April 25, 2001; and

     WHEREAS, the Corporation and the Executive now desire to further amend the Agreement in recognition of the change in the Executive's status, and to take this opportunity to consolidate, restate and supercede the original Employment Agreement and prior Supplements with this one document for ease of future reference and use;

     NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, and intending to be legally bound hereby, THE PARTIES AGREE AS FOLLOWS:

1. Consulting Arrangement. Commencing April 26, 2001 and continuing until April 26, 2003 unless terminated earlier pursuant to Section 4 of this Consulting Agreement, Executive will serve as a consultant to the Corporation to perform such executive or policy duties as the Corporation and Executive may mutually agree. The purpose of this consulting arrangement is to enable the Corporation to continue to take advantage of the knowledge and experience of the Executive in dealing with the business and affairs of the Corporation, and the parties shall mutually agree on effective ways of making this knowledge and experience available to its Corporation consistent with Executive's retirement from full time service and the performance of not more than approximately eight days service by Executive in each calendar month. The period within which Executive serves as a consultant is hereinafter called the "Consulting Term."

2. Compensation. During the Consulting Term, the Corporation shall pay the Executive annual compensation equal to 25% of the salary of the Executive in effect on April 25, 2001 (or 25% of $425,006.40). Payment of such compensation shall be made in equal monthly installments.

     In consideration of the Executive's compensation during the Consulting Term, and the Executive's benefits as provided herein, the Executive shall be responsible for any out-of-pocket expenses incurred by the Executive in the conduct of the Corporation's business,


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     including costs of his office. However, if the Executive travels at the
     Corporation's request outside the Pittsburgh area on the Corporation's business, the Corporation shall reimburse the Executive his reasonable travel expenses in accordance with the travel policy then in effect for the Corporation.

     During the Consulting Term, the Executive shall be independent contractor as distinguished from an employee of the Corporation, and as such shall be solely responsible to report income to the proper authorities and pay appropriate taxes.

3. Benefits. In recognition of the Executive's service to the Corporation both as an employee and consultant, in addition to the compensation provided during the Consulting Term under Section 2 of this Consulting Agreement, the Corporation shall provide the following for the Executive:

     (a) Health Insurance. The Corporation shall pay the cost of the "65 Special" health insurance and coverage for the Executive and his spouse for the duration of their respective lives.

     (b) Life Insurance. The Corporation shall maintain for the duration of the Executive's life the existing Unum whole life insurance policy on the Executive's life in the amount of Two Hundred and Fifty Thousand Dollars ($250,000). Notwithstanding the above, the Corporation may elect at its option to substitute for such policy, comparable coverage for the Executive as part of a group insurance policy involving other Corporation executives.

          In addition to the existing $250,000 whole life policy referred to above, during his employment as a full-time employee of the Corporation and as provided by the Corporation's benefits program, the Executive acquired Three Hundred and Twenty Five Thousand Dollars ($325,000) in group life insurance. Upon ceasing to be a full-time employee of the Corporation on April 25, 2001, the Executive may elect to either port such insurance pursuant to the ____ Act or convert such insurance to an individual whole life policy. The Executive must make such election within thirty (30) days after ceasing to be a full-time employee of the Corporation, or he shall have waived his right to do so.

          If the Executive elects to port or convert such insurance, the Corporation will pay an amount not to exceed $25,000 annually toward the actual costs incurred by the Executive to maintain such insurance. Notwithstanding the above, the Corporation may elect at its option, in lieu of contributing $25,000 annually to the costs of such coverage, to substitute for such policy comparable coverage for the Executive as part of a group insurance policy involving other Corporation executives.

     (c) Supplemental Retirement Benefit. Commencing at the expiration of the Consulting Term and for the remainder of the life of Executive or his spouse, whichever shall be longer, the Corporation will pay Executive or his spouse $5,000.00 per month as an additional retirement benefit.


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     4.   Termination. The following events shall terminate the Consulting Term at the times indicated:

          (a) Death. The death of Executive shall terminate the Consulting Term on the date thereof. In the event of death of the Executive during the Consulting Term, the Corporation will pay the spouse of Executive, should she survive him, one full year's compensation at the rate in effect at the time of death pursuant to the provisions of Paragraph 2, such compensation to be payable in equal monthly installments over a three year period.

          (b) Disability. In the event the Board of Directors of the Corporation determines that, by reason of illness or incapacity, Executive is no longer able to perform his duties hereunder and such failure to so perform shall have continued for a continuous period of not less than three months, the Corporation may, by notice to the Executive, terminate the Consulting Term effective at any time after such three month period,. In such event, the Corporation shall continue to pay Executive one-half of the compensation provided for in Section 2, less any benefits received by the Executive from the Corporation's then existing Long-Term Disability plan, for a period of two years following termination.

          (c) Termination for Cause. In the event that, in the judgment of the Board of Directors of the Corporation, the Executive shall have
               (a) been guilty of an act of dishonesty material with respect to the Corporation, (b) committed a crime involving moral turpitude or (c) intentionally disregarded the provisions of this Consulting Agreement or the express instructions of the Board of Directors of the Corporation with respect to matters of policy continuing for a period of not less than 30 days after notice of such disregard, the Corporation may terminate this Consulting Agreement and all its continuing obligations hereunder effective at such date as it shall specify.

          (d) Termination by Executive. Executive may terminate his obligations under this Consulting Agreement (other than those contained in Section 8 hereof) at any time upon not less than 90 days notice to the Corporation. Unless such termination by Executive occurs after a Material Event (defined in Paragraph 5 hereof), the Corporation's obligations under this Consulting Agreement shall terminate on the effective date of such termination.

     5. Material Event. A material event shall be deemed to have occurred if a person, other than the Corporation's ESOP, shall have acquired or have the contractual right to acquire 20% or more of the outstanding stock of the Corporation, considering all classes of common stock as one class.

     6. Compensation in the Event of Material Event. In the event that the Consulting Agreement is terminated by Executive after the occurrence of a Material Event during the Consulting Term or by the Corporation other than pursuant to the provisions of Paragraph 4(a), (b) or (c), the Corporation shall be obligated to pay Executive all amounts which would be due him were the Consulting Term hereunder to continue until its scheduled expiration, and to satisfy all of the Corporation's obligations set forth in Section 3, Benefits as if this Consulting Agreement remained in full force and effect.

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     7.   Taxes. In the event that any payment, coverage or benefit provided under the Agreement would in the reasonable opinion of counsel for the Corporation be deemed not deductible in whole or in part by the Corporation in the calculation of its federal income tax by reason of
          Section 280G of the Internal Revenue Code, the amounts payable pursuant to the provisions hereof shall be reduced to the maximum amount which would be so deductible; provided, however, that in no event shall such amounts be equal to less than 50% of the compensation remaining for the Consulting Term of Executive.

     8.   Confidentiality and Non-Competition.

          (a) Non-Disclosure of Confidential Information. Executive shall not, during the Consulting Term or thereafter, and whether this Consulting Agreement expires or is terminated with or without cause: (a) use directly or indirectly for Executive's own benefit, or for the benefit of any corporation, partnership, proprietorship, firm, person or other entity; or (b) disclose to any corporation, partnership, proprietorship, firm, person or other entity, other than Corporation, any Confidential Information used by the Corporation and made known to Executive, whether or not with knowledge and permission of the Corporation and whether or not developed, devised, or otherwise created in whole or in part by the efforts of the Executive, during or by reason of his employment or retention as a consultant by the Corporation. For purposes hereof, Confidential Information shall mean and include information concerning the Corporation's sales, sales volume, sales methods, customers, identity of customers, identity of key purchasing personnel in the employ of customers, amount or kind of customers purchases from the Corporation, the formula, processes, methods, machines, manufacture, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Corporation or related to the Corporation's affairs.

          (b) Non-Competition. Executive covenants and agrees that for a period of five (5) years following the expiration of the Consulting Term, or termination with or without cause of the Consulting Agreement, whichever occurs earlier, Executive will not, in any area of the United States of America, or in any other area in which the Corporation or any Subsidiary has carried on its business during the six-month period prior to such expiration or termination, engage directly or indirectly, as a principal, agent, employee, employer, independent contractor, officer, director, partner or substantial stockholders of any corporation, partnership, proprietorship, firm or person, in any business competitive with the Corporation's business during the three years prior to such expiration or termination.

               If the Corporation seeks judicial enforcement of this paragraph, the period of time during which Executive is restricted from competing with the Corporation shall extend to three years after the date of the judicial order or settlement requiring compliance.



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          (c)  Executive acknowledges that the remedies at law for any breach by
               Executive of the provisions of Section 8 hereof will be inadequate and that the Corporation shall be entitled to injunctive relief against Executive in the event of any such breach or anticipatory breach, in addition to any other remedies and damages available. Executive acknowledges that the restrictions contained herein are reasonable but agrees that if a Court of competent jurisdiction shall hold such restrictions unreasonable as to time, geographic area, activities or otherwise, such restrictions shall be deemed to be reduced or modified to the extent necessary in the opinion of such court to make them reasonable.

          (d) The Executive may, subject to the terms of Section 8, perform services for third parties during the Consulting Term or thereafter, provided they do not otherwise interfere with performance of his responsibility under this Consulting Agreement.

     9. Indemnification Agreement. The Corporation agrees to indemnify, save harmless and defend the Executive during the Consulting Term pursuant to the Indemnification and Insurance Agreement attached hereto as Exhibit A. This Indemnification Agreement is to be in addition to the Indemnification and Insurance Agreement dated June 17, 1987 by and between the Executive and the Corporation which is hereby ratified and confirmed by the Corporation and the Executive.

     10. Governing Law. This Consulting Agreement is made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be construed and enforced in accordance with, and governed by, the laws of said Commonwealth.

     11. Notices. Any notice or other communications hereunder shall be in writing and shall be mailed or delivered to the respective parties hereto at the address set forth below:

          THE CORPORATION:
          Michael Baker Corporation
          Airport Office Park, Building No. 3
          420 Rouser Road
          Coraopolis, PA 15108
          Attn: Donald P. Fusilli, Jr. , President and Chief Executive Officer

          THE EXECUTIVE:
          Richard L. Shaw
          360 Lincoln Avenue
          Beaver, PA 15009

          Either party may change the address specified herein for receipt of notices, by providing written notice to the other party as provided herein.

     12. Entire Agreement. This Consulting Agreement constitutes the entire agreement between the parties with respect to the subject matter and is in substitution for and merges and supersedes all previous agreements and arrangements for services, either written or oral, between Executive and Corporation including the Agreement. This Consulting Agreement may not be changed orally, but only in an agreement in writing and signed by both parties.


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     13.  No Assignment. This Consulting Agreement may not be assigned by either party without the prior written consent of the other, except that Corporation's obligations hereunder may be discharged by any direct or indirect subsidiary of Corporation and the Corporation may transfer its rights hereunder to any other corporation in connection with the merger or consolidation with, or sale of all or substantially all the assets of Corporation to, such other corporation. Subject to the foregoing, this Consulting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year first above written.


ATTEST:                                  MICHAEL BAKER CORPORATION
                                         (The "Corporation")


/s/ H. James McKnight                    By: /s/ Donald P. Fusilli, Jr.
-------------------------------             --------------------------------
H. James McKnight                           Donald P. Fusilli, Jr.
Secretary                                   President & Chief Executive Officer





WITNESS:                                RICHARD L. SHAW
                                        (The "Executive")


/s/ Marcia S. Wolk                      /s/ Richard L. Shaw
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